EXHIBIT 3-3

                     CERTIFICATE OF GOOD CORPORATE STANDING


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                        The Commonwealth of Massachusetts
                          Secretary of the Commonwealth
                    State House, Boston, Massachusetts 02133
[seal]
William Francis Galvin
Secretary of the
Commonwealth


                                December 7, 2000

TO  WHOM  IT  MAY  CONCERN:

     I  hereby  certify  that  according  to  the  records  of  this  office

                              MASS MEGAWATTS, INC.

is a domestic corporation organized on May 27, 1997, under the General Laws of the Commonwealth of Massachusetts.

     I further certify that there are no proceedings presently pending under the Massachusetts General Laws Chapter 156B section 101 for said corporation's dissolution; that articles of dissolution have not been filed by said corporation; that, said corporation has filed all annual reports, and paid all fees with respect to such reports, and so far as appears of record said corporation has legal existence and is in good standing with this office.




[seal]
In testimony of which, I have hereunto affixed the Great Seal of the Commonwealth on the date first above written.

/s/  William  Francis  Galvin
William  Francis  Galvin

Secretary  of  the  Commonwealth

     * This is not a tax clearance. Certificates certifying that all taxes due and payable by the corporation have been paid or provided for are issued by the Department of Revenue.
     **  MGL  Chapter  156B Section 83A provides that certain consolidations and mergers  may  be  filed with the division within thirty days after the effective
                                                             -----
date  of  the  merger  or  consolidation.


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